Exhibit 99.1
Printronix Announces Third Quarter Results for Fiscal Year 2007

IRVINE, Calif. - (BUSINESS WIRE) February 7, 2007 - Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the third quarter and nine month period ended December 29, 2006. Revenue increased 3.0% to $34.9 million for the third quarter of fiscal year 2007 compared with $33.9 million in the same quarter last year. The company reported net income for the quarter of $2.0 million, or $0.30 per diluted share, compared with net income of $0.9 million, or $0.13 per diluted share, for the same quarter of the prior fiscal year.

Revenue for the nine months ended December 29, 2006 was $95.8 million compared with $94.6 million for the same period last year. Net income was $2.7 million, or $0.42 per diluted share, compared with a net loss of $0.5 million, or ($0.08) per diluted share, for the same period last year.

“By growing revenue and continuing our focus on cost reductions, we were able to significantly increase our profitability over the same period last year,” said Robert Kleist, President and CEO of Printronix. “The third quarter results reflected the closing of several large transactions that we had not anticipated when we provided guidance during our second quarter conference call on November 8, 2007. Also during the third quarter, we saw some strengthening of demand in Europe and the U.S., primarily in the automotive industry.”

“The cost reduction and cost containment measures that we began to implement last year have helped to improve the Company’s profitability. Earnings of $0.42 per share in the first nine months of fiscal year 2007 were $0.50 per share greater than the same period last year. The gross margin increased to 39.5% for the first nine months of fiscal 2007, up from 38.2% in the same period last year, primarily due to an increase in worldwide manufacturing productivity.”

Operating expenses in the third quarter of fiscal 2007 were $12.4 million, up from $12.2 million in the third quarter of fiscal year 2006 reflecting higher general and administrative costs. Operating expenses for the nine months ended December 29, 2006 were $35.7 million, down from $36.9 million for the same period last year, reflecting lower engineering costs resulting from T5000 and P7000 product launches in the prior year period.

The company ended the third fiscal quarter of 2007 with cash and short-term investments of $37.5 million, down from $41.6 million at the end of the third quarter of fiscal 2006, and down from $42.1 million at the end of fiscal year 2006. The decrease in cash and short-term investments from the beginning of the fiscal year is primarily due to payment of taxes of $2.5 million related to the repatriation of $32.0 million of dividends in the fourth quarter of fiscal year 2006, and due to payment of $1.7 million in dividends to stockholders.

Fourth Quarter Outlook

Printronix also announced that its fourth quarter revenue is expected to be within a range of $32 million to $34 million, and that earnings are expected to be within a range of $0.10 per share and $0.20 per share.

Conference Call

There will be an earnings conference call at 1:30 p.m. ET (10:30 a.m. PT) on Thursday, February 8, 2007. The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO, and George Harwood, Senior Vice President and CFO. To access the live audio web cast, go to the Printronix web site at www.printronix.com and select the conference call link to register. If you are unable to listen to the live web cast, it will be archived for replay on the web site. To listen to the live conference call via the telephone, you can access the call at 800-274-0251. Shortly after the call, a telephonic replay will be available through February 22, 2007, by dialing 888-203-1112 or 719-457-0820. Passcode I.D. 8691014 is required for both the telephonic live call and the telephonic replay.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in the requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change; and that InfoPrint Solutions Company, the successor entity to IBM’s Printing System Division, may change its product and marketing focus in a way that reduces its purchase of Printronix products. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal bar code and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

CONTACT:	PRINTRONIX, INC., Irvine
Robert A. Kleist, President, CEO
714-368-2863
George L. Harwood, Senior Vice President Finance, CFO
714-368-2384

or
Media Contact:
WunderMarx, Inc.
Cara Good
714-862-1112, ext. 202
cara.good@wundermarx.com

or
Investor Contact:
EVC Group, Inc.
Douglas M. Sherk
415-896-6818
dsherk@evcgroup.com
Jenifer Kirtland
415-896-2005
jkirtland@evcgroup.com

PRINTRONIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except share and per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	December 29,	September 29,	December 23,	December 29,	December 23,
	2006	2006	2005	2006	2005

Revenue	$34,883	$29,263	$33,851	$95,796	$94,597
Cost of sales	20,975	17,761	20,826	57,987	58,475

Gross margin	13,908	11,502	13,025	37,809	36,122

Engineering and development	3,182	3,092	3,274	9,413	10,753
Sales and marketing	6,176	5,493	6,167	17,624	18,398
General and administrative	3,036	2,720	2,782	8,617	7,781

Total operating expenses	12,394	11,305	12,223	35,654	36,932

Income (loss) from operations	1,514	197	802	2,155	(810)
Interest and other income, net	(295)	(169)	(182)	(713)	(611)

Income (loss) before taxes	1,809	366	984	2,868	(199)

Income tax (benefit) provision	(153)	155	122	139	327

Net income (loss)	$1,962	$211	$862	$2,729	$(526)

Net income (loss) per share:
Basic	$0.31	$0.03	$0.14	$0.43	$(0.08)
Diluted	$0.30	$0.03	$0.13	$0.42	$(0.08)

Shares used in computing net
income (loss) per share:
Basic	6,301,303	6,299,942	6,249,224	6,294,945	6,231,230
Diluted	6,449,578	6,439,328	6,445,029	6,449,708	6,231,230

Gross margin %	39.9%	39.3%	38.5%	39.5%	38.2%
Operating expenses %	35.5%	38.6%	36.1%	37.2%	39.0%
Income (loss) from operations %	4.3%	0.7%	2.4%	2.2%	-0.9%
Net income (loss) %	5.6%	0.7%	2.5%	2.8%	-0.6%

PRINTRONIX, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	December 29,	September 29,	December 23,
	2006	2006	2005
ASSETS
Cash and cash equivalents	$24,254	$32,334	$31,671
Short-term investments	13,281	3,991	9,908
Accounts receivable, net	22,113	19,402	20,361
Inventories, net	14,574	16,071	13,355
Other current assets	2,306	2,064	4,257
Property, plant and equipment, net	29,900	30,393	32,423
Other long-term assets	667	725	2,055

Total assets	$107,095	$104,980	$114,030

LIABILITIES and STOCKHOLDERS' EQUITY
Current portion of long-term debt	$12,968	$13,125	$700
Accounts payable	9,297	8,502	8,646
Other current liabilities	11,518	11,165	10,944
Other long-term liabilities	1,775	2,008	15,809
Stockholders' equity	71,537	70,180	77,931

Total liabilities and stockholders' equity	$107,095	$104,980	$114,030

PRINTRONIX, INC. AND SUBSIDIARIES
Sales Classification
(unaudited)

	Three Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Geographic Region	2006	2005	Change	2006	2005
	($ in thousands)
Americas	$17,116	$16,385	4.5%	49.1%	48.4%
EMEA	11,345	10,652	6.5%	32.5%	31.5%
Asia Pacific	6,422	6,814	-5.8%	18.4%	20.1%

	$34,883	$33,851	3.0%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Product Technology	2006	2005	Change	2006	2005
	($ in thousands)
Line matrix	$25,287	$24,569	2.9%	72.5%	72.6%
Thermal (includes RFID)*	6,529	5,675	15.0%	18.7%	16.8%
Laser	2,669	3,081	-13.4%	7.7%	9.1%
Verification	398	526	-24.3%	1.1%	1.5%

	$34,883	$33,851	3.0%	100.0%	100.0%

*RFID	$707	$830	-14.8%	2.0%	2.5%

	Three Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Channel	2006	2005	Change	2006	2005
	($ in thousands)
OEM	$9,754	$9,857	-1.0%	28.0%	29.1%
Distribution	23,295	22,382	4.1%	66.7%	66.1%
Direct	1,834	1,612	13.8%	5.3%	4.8%

	$34,883	$33,851	3.0%	100.0%	100.0%

	Three Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Customer	2006	2005	Change	2006	2005
	($ in thousands)
Largest customer – IBM	$7,788	$7,294	6.8%	22.3%	21.5%
Second largest customer	1,656	2,154	-23.1%	4.7%	6.4%
Top ten customers	16,725	17,419	-4.0%	47.9%	51.5%

PRINTRONIX, INC. AND SUBSIDIARIES
Sales Classification
(unaudited)

	Nine Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Geographic Region	2006	2005	Change	2006	2005
	($ in thousands)
Americas	$47,989	$46,603	3.0%	50.1%	49.3%
EMEA	30,803	30,445	1.2%	32.2%	32.2%
Asia Pacific	17,004	17,549	-3.1%	17.7%	18.5%

	$95,796	$94,597	1.3%	100.0%	100.0%

	Nine Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Product Technology	2006	2005	Change	2006	2005
	($ in thousands)
Line matrix	$69,155	$67,631	2.3%	72.2%	71.5%
Thermal (includes RFID)*	17,289	16,876	2.4%	18.0%	17.9%
Laser	7,921	8,541	-7.3%	8.3%	9.0%
Verification	1,431	1,549	-7.6%	1.5%	1.6%

	$95,796	$94,597	1.3%	100.0%	100.0%

*RFID	$2,103	$2,565	-18.0%	2.2%	2.7%

	Nine Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Channel	2006	2005	Change	2006	2005
	($ in thousands)
OEM	$25,939	$27,551	-5.9%	27.1%	29.2%
Distribution	64,169	62,568	2.6%	67.0%	66.1%
Direct	5,688	4,478	27.0%	5.9%	4.7%

	$95,796	$94,597	1.3%	100.0%	100.0%

	Nine Months Ended			Percent of Total Sales
	December 29,	December 23,	Percent	December 29,	December 23,
Sales by Customer	2006	2005	Change	2006	2005
	($ in thousands)
Largest customer – IBM	$19,782	$21,564	-8.3%	20.7%	22.8%
Second largest customer	5,110	7,125	-28.3%	5.3%	7.5%
Top ten customers	44,644	46,573	-4.1%	46.6%	49.2%